Name of Registrant:
Franklin Fund Allocator Series

File No. 811-07851

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class
R6 shares on August 1, 2017.

Franklin Founding Funds Allocation Fund
Franklin Corefolio Allocation Fund